EXHIBIT (12)

HELLER FINANCIAL, INC. AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS
TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(unaudited)
(dollars in millions)

                                                                                                      For the Six
                                                                                                     Months Ended
                                                                                                     June 30, 2001
                                                                                                     -------------
Income before taxes, minority interest, and cumulative effect of
     change in accounting for derivatives Restated ..............................................         $ 169

Add-Fixed charges
     Interest and debt expense...................................................................           466
     One-third of rentals........................................................................             5
                                                                                                          -----

             Total fixed charges.................................................................           471
                                                                                                          -----

Net income, as adjusted..........................................................................         $ 640
                                                                                                          -----

Ratio of earnings to fixed charges...............................................................         1.36x
                                                                                                          =====

Preferred stock dividends on a pre-tax basis.....................................................         $  21
             Total combined fixed charges and preferred stock dividends..........................           492
                                                                                                          -----

Ratio of earnings to combined fixed charges and
     preferred stock dividends...................................................................         1.30x
                                                                                                          =====


     For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" includes income before income taxes, the minority interest and fixed charges. "Combined fixed charges and preferred stock dividends" includes interest on all indebtedness, one-third of annual rentals (approximate portion representing interest) and preferred stock dividends on a pre-tax basis.